                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                           [LOGO OF CB COMMERCIAL]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

  You are invited to attend the Annual Meeting of Stockholders of CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC., a Delaware corporation (the "Company"), to be held on Tuesday, May 19, 1998, at 8:00 A.M., local time, at The Los Angeles Marriott Downtown Hotel, 333 South Figueroa Street, Los Angeles, California, to consider and act upon the following matters:

  1. To elect thirteen (13) Directors to serve as such until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

  2. To approve the Company's change of name to "CB Richard Ellis Services, Inc." and the amendment and restatement to the Company's Fourth Restated Certificate of Incorporation;

  3. To ratify the appointment of Arthur Andersen LLP as independent accountants for the Company for 1998; and

  4. To consider and act upon such other matters as may properly come before the meeting.

  Only stockholders of record at the close of business on March 20, 1998 are entitled to notice of and to vote at the meeting and any adjournment thereof.

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO THE EXERCISE THEREOF BY WRITTEN NOTICE TO THE COMPANY, AND STOCKHOLDERS WHO ATTEND THE MEETING MAY WITHDRAW THEIR PROXIES PRIOR TO THE EXERCISE THEREOF AND VOTE THEIR SHARES PERSONALLY IF THEY SO DESIRE.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          JAMES J. DIDION
                                          Chairman of the Board
Los Angeles, California
March 31, 1998

                CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC.
                           533 SOUTH FREMONT AVENUE
                      LOS ANGELES, CALIFORNIA 90071-1712
                                PROXY STATEMENT

  This Proxy Statement ("Proxy Statement") is furnished to holders of Common Stock ("Common Stock") of CB Commercial Real Estate Services Group, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Company's Board of Directors of proxies to be voted at the Annual Meeting of Stockholders to be held on May 19, 1998 (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders of record on March 20, 1998, the record date, will be entitled to vote at the Annual Meeting. At the close of business on the record date, the Company had 18,896,470 shares of Common Stock outstanding and entitled to vote. Stockholders are entitled to one vote for each share of Common Stock held. The Annual Meeting will be held at 8:00 A.M., local time, at The Los Angeles Marriott Downtown Hotel, 333 South Figueroa Street, Los Angeles, California. The Company's Proxy Statement and form of proxy are being mailed or delivered to stockholders on approximately March 31, 1998. For purposes of this Proxy Statement, "CB Commercial" refers to the Company's wholly-owned subsidiary, CB Commercial Real Estate Group, Inc.

  Shares represented by proxies in the form enclosed, if the proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned proxy, the shares (other than shares held within the Company's Capital Accumulation Plan (the "Cap Plan")) will be voted FOR the election of all nominees for Director, FOR the approval of the Company's name change to "CB Richard Ellis Services, Inc." and the amendment and restatement of the Company's Fourth Restated Certificate of Incorporation, and FOR the ratification of the selection of Arthur Andersen LLP to serve as independent accountants for the Company for 1998. T. Rowe Price Trust Company is the trustee (the "Trustee") for the Cap Plan and will vote the shares of Common Stock held within the Cap Plan ("Cap Plan Shares") as directed on the enclosed proxy card by each plan participant to whose account shares have been credited. The Trustee will vote any Cap Plan Shares for which participant directions are not received with respect to proposals 1, 2, and 3 (election of Directors, approval of the Company's name change, and ratification of appointment of independent accountants) in the same proportion as the shares of Common Stock for which the Trustee did receive participant directions. On March 20, 1998, there were 2,217,429 shares of Common Stock held within the Cap Plan.

  Proxies may be revoked at any time before voting by filing a notice of revocation with the Secretary of the Company, by filing a later dated proxy with the Secretary of the Company or by voting in person at the Annual Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

  The Board of Directors knows of no matters to come before the Annual Meeting other than the matters referred to in this Proxy Statement. If, however, any matters properly come before the Annual Meeting, it is the intention of each of the persons named in the accompanying proxy to vote such proxies in accordance with such person's discretionary authority to act in such person's best judgment.

  The expense of soliciting proxies will be borne by the Company. The principal solicitation of proxies is being made by mail and personal delivery; however, additional solicitation may be made by telephone, telegram or other means by Directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services.

                                PROPOSAL NO. 1

                     NOMINATION AND ELECTION OF DIRECTORS

  Shares represented by the enclosed proxy are intended to be voted, unless authority is withheld, for the election of the 13 Director nominees named below. Directors are elected annually by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of Directors provided a quorum is present. In accordance with the Company's By-laws, the Board of Directors adopted a resolution at its February 24, 1998 meeting reducing the number of Directors to thirteen, effective at the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named.

                              Stanton D. Anderson
                                 Gary J. Beban
                                Richard C. Blum
                                James J. Didion
                              Bradford M. Freeman
                                Donald M. Koll
                                 Paul C. Leach
                               Frederic V. Malek
                              Peter V. Ueberroth
                            Ray Elizabeth Uttenhove
                                W. Brett White
                                Gary L. Wilson
                               Raymond E. Wirta

DIRECTORS AND NOMINEES FOR DIRECTORS

  The following is a description of the positions with the Company presently held by and the business experience for the past five years for each nominee for Director of the Company.

  Stanton D. Anderson, age 57. Mr. Anderson has been a Director of the Company since 1989. From 1995 to 1997, he served as counsel to the law firm of McDermott, Will & Emery and became partner of the firm in 1998. Prior to 1995, Mr. Anderson was founding partner in the law firm of Anderson, Hibey & Blair. He is also a founder of Global USA, Inc., an international consulting company, where he serves as Chairman. He served as Deputy Director of the Republican Convention in 1980, 1984 and 1988, as counsel to the Reagan-Bush Campaign in 1980 and as a Director of the 1980 Presidential Transition. Mr. Anderson serves on the Board of Directors of International Management & Development Group, Ltd. Mr. Anderson holds a B.A. degree from Westmont College and a J.D. degree from Willamette University School of Law.

  Gary J. Beban, age 51. Mr. Beban has been President--Corporate Services since 1997 and a Director since 1989. He joined the Company's Los Angeles office in 1970 as an industrial and investment properties specialist and thereafter served in several management positions in Chicago. Mr. Beban was President--Brokerage Services from 1987 to 1997. He is a member of the Industrial Development Research Council and the National Realty Committee. Mr. Beban serves on the Board of Directors of The First American Financial Corporation and its wholly-owned subsidiary, First American Title Insurance, Inc. Mr. Beban holds a B.A. degree from the University of California, Los Angeles.

  Richard C. Blum, age 62. Mr. Blum has been a Director of the Company since 1993. He is the Chairman and President of Richard C. Blum & Associates, Inc., a merchant banking firm he founded in 1975. Mr. Blum is a member of the Board of Directors of Northwest Airlines Corporation; Glenborough Realty; and
URS Corporation. Mr. Blum also serves as Vice Chairman of URS Corporation. Mr. Blum holds a B.A. degree from the University of California, Berkeley, a graduate degree from the University of Vienna and an M.B.A. degree from the University of California, Berkeley.

  James J. Didion, age 58. Mr. Didion has been Chairman and Chief Executive Officer of the Company since January 1987 and a Director since the Company's incorporation. Previously, he served as President of the Company following a career of almost 24 years in sales and management positions in the commercial brokerage operations of CB Commercial. Mr. Didion is a member and current trustee of the Urban Land Institute. He is also a member of the National Realty Committee and was Chairman of the National Realty Committee from 1993 through June 1996. Mr. Didion holds an A.B. degree from the University of California, Berkeley and serves on the University's Advisory Board for the Haas School of Business.

  Bradford M. Freeman, age 56. Mr. Freeman has been a Director of the Company since August 1997. Mr. Freeman was a director of Koll Real Estate Services and Koll Management Services, Inc. from November 1994 to August 1997. Mr. Freeman is a founding partner of Freeman Spogli & Co. Incorporated, a private investment company, and its affiliated investment partnerships or companies, founded in 1983. Mr. Freeman is also a member of the Board of Directors of RDO Equipment Company, an agricultural and industrial equipment distributor. Mr. Freeman holds a B.A. degree from Stanford University and an M.B.A. degree from Harvard University.

  Donald M. Koll, age 64. Mr. Koll has been a Director of the Company since August 1997. Mr. Koll was a director of Koll Real Estate Services from November 1994 to August 1997 and Chairman from August 1996 to August 1997. He also served as Chairman and as a director of Koll Management Services, Inc. from June 1988 to August 1997, and served as the Chief Executive Officer of Koll Management Services, Inc. from June 1988 to May 1991. Mr. Koll founded The Koll Company in 1962 and has served as Chairman and Chief Executive Officer of The Koll Company since that time. Since June 1992, Mr. Koll has been a director and has served as an executive officer of Koll Real Estate Group, Inc., a real estate services company, which filed for Chapter 11 bankruptcy protection on July 14, 1997 with a reorganization plan preapproved by its bondholders. Mr. Koll is also a director of The Irvine Company and Fidelity National Financial, Inc., a title company. He holds a B.A. degree from Stanford University.

  Paul C. Leach, age 52. Mr. Leach has been a Director of the Company since August 1996. Since its founding in 1991, Mr. Leach has served as President of Paul Leach & Company, a private investment banking firm in San Francisco that specializes in international and domestic acquisitions and investments. He has also been Managing Director of The Lone Cypress Company, the owner of Pebble Beach Company, since 1992. From 1988 through 1991, Mr. Leach was a senior manager and partner in the international merger and acquisition group at Deloitte & Touche. Prior to 1988, he held several positions in San Francisco, including serving as a partner with both Osterweis Capital Management and Centennial Petroleum Company and manager of corporate development for Natomas Company. From 1975 through 1977, Mr. Leach served as associate director of the Domestic Council Staff at the White House during the Ford Administration. Mr. Leach holds an A.B. degree from Dartmouth College and M.B.A. and J.D. degrees from Stanford Graduate School of Business and Stanford Law School, respectively.

  Frederic V. Malek, age 61. Mr. Malek has been a Director of the Company since 1989 and served as Co-Chairman from April 1989 to November 1996. He has served as Chairman of Thayer Capital Partners, a merchant banking firm he founded, since 1993. He was President of Marriott Hotels and Resorts from 1981 through 1988 and was Executive Vice President of Marriott Corp. from 1978 through 1988. He was Senior Advisor to the Carlyle Group, L.P., a merchant banking firm, from November 1988 through December 1991. From September 1989 through June 1990, he was President of Northwest Airlines and, from June 1990 through December 1991, he served as Vice Chairman of Northwest Airlines. From December 1991 through November 1992, Mr. Malek served as Campaign Manager for the 1992 Bush/Quayle presidential campaign. He also serves on the Board of Directors of American Management Systems, Inc.; Automatic Data Processing Corp.; Choice Hotels, Inc.; FPL Group, Inc.; Manor Care, Inc.; Northwest Airlines Corporation; Paine Webber Funds; and Sunburst Hospitality Corp. Mr. Malek holds a B.S. degree from the United States Military Academy at West Point and an M.B.A. degree from the Harvard University Graduate School of Business.

  Peter V. Ueberroth, age 60. Mr. Ueberroth has been a Director of the Company since 1989. Since 1989, he has been an investor and Managing Director of Contrarian Group, Inc., a business management company. From 1984 through 1989, he was the Commissioner of Major League Baseball in the United States.
Mr. Ueberroth is a member of the Board of Directors of The Coca Cola Company; Ambassadors International, Inc.; Promus Hotel Corporation; and Transamerica Corporation.

  Ray Elizabeth Uttenhove, age 50. Ms. Uttenhove has been a Director of the Company since August 1997 and Senior Vice President of the Company since September 1997. Ms. Uttenhove also served as First Vice President of Retail Tenant Services of the Company from August 1995 to September 1997. Ms. Uttenhove joined the Company in March 1981. She has been named to the Company's Colbert Coldwell Circle (representing the top three percent of the Company's sales force) for 1995 and 1996. In 1995 she was awarded the William
H. McCarthy Award, the highest honor awarded producing professionals within the Company. Ms. Uttenhove holds a B.A. degree from Mary Baldwin College and M.A. and M. Ed. degrees from Georgia State University.

  W. Brett White, age 38. Mr. White has been President--Brokerage Services since August 1997. Previously, he was Executive Vice President of CB Commercial from March 1994 to July 1997, and Managing Officer of the CB Commercial Newport Beach, California office from 1992 to March 1994. Mr. White holds a B.A. degree from the University of California, Santa Barbara.

  Gary L. Wilson, age 58. Mr. Wilson has been a Director of the Company since 1989. Since April 1997, Mr. Wilson has been Chairman of Northwest Airlines Corporation, for which he served as Co-Chairman from January 1991 to April 1997. From 1985 until January 1990, Mr. Wilson was an Executive Vice President, Chief Financial Officer and Director for The Walt Disney Company and remains a Director of The Walt Disney Company. Mr. Wilson also serves on the Board of Directors of On Command Corporation and Veritas Holdings GmbH. From 1974 until 1985, he was Executive Vice President and Chief Financial Officer of Marriott Corporation. Mr. Wilson holds a B.A. degree from Duke University and an M.B.A. degree from the Wharton Graduate School of Business and Commerce at the University of Pennsylvania.

  Raymond E. Wirta, age 54. Mr. Wirta has been a Director and President-- Financial Services of the Company since August 1997 and acting Chief Operating Officer of the Company since March 1998. Mr. Wirta is expected to be appointed Chief Operating Officer of the Company by the Board of Directors at its meeting on May 19, 1998. Mr. Wirta was Chief Executive Officer of Koll Real Estate Services from November 1994 to August 1997, and Chief Executive Officer of Koll Management Services, Inc. from May 1991 to August 1997. He was also a Director of Koll Real Estate Services from November 1994 to August 1997 and of Koll Management Services, Inc. from June 1988 to August 1997. Prior to that time, Mr. Wirta held various management positions with Koll Management Services, Inc. since 1981. Mr. Wirta is a member of the Board of Directors and served as Chief Executive Officer from June 1992 to November 1996 to Koll Real Estate Group, Inc., which filed for Chapter 11 bankruptcy protection on July 14, 1997 with a reorganization plan preapproved by its bondholders. Mr. Wirta is a Certified Property Manager and holds a B.A. degree from California State University, Long Beach and an M.B.A. degree in International Management from Golden Gate University.

PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's voting capital stock as of February 28, 1998 by:
(i) each person who is known by the Company to own beneficially more than five percent of each class of the Company's voting stock; (ii) each of the Company's directors and nominees for directors; (iii) each of the Company's executive officers named under "Executive Compensation--Summary Compensation Table;" and (iv) all directors and executive officers of the Company as a group.

                                                TITLE
                                                  OF
                                                CLASS  NUMBER OF SHARES PERCENT
                                                ------ ---------------- -------
     The Capital Group Companies, Inc. (1)....  Common    1,618,000       8.56%
      333 South Hope Street
      Los Angeles, California 90071
     FS Equity Partners III, L.P. (2).........  Common    3,402,463      18.00%
     FS Equity Partners International, L.P.
      11100 Santa Monica Blvd.
      Suite 1900
      Los Angeles, California 90025
     Stanton D. Anderson (3)..................  Common       27,351         *
     Gary J. Beban (3)........................  Common      190,491       1.00%
     Richard C. Blum (3)(4)...................  Common      465,167       2.46%
     Richard C. Clotfelter (3)(5).............  Common      118,835         *
     Daniel A. D'Aniello (3)(6)...............  Common        4,235         *
     James J. Didion (3)(5)(7)................  Common      477,056       2.50%
     Bradford M. Freeman (2)..................     --           --         --
     John C. Haeckel (3)......................  Common       43,000         *
     Hiroaki Hoshino..........................     --           --         --
     Thaddeus W. Jones (3)....................  Common       82,233         *
     George J. Kallis (3)(5)..................  Common      114,934         *
     Ricardo Koenigsberger (8)................  Common      512,839       2.71%
     Takayuki Kohri...........................     --           --         --
     Donald M. Koll (3)(9)....................  Common    1,042,503       5.43%
     Paul C. Leach............................     --           --         --
     Frederic V. Malek (3)....................  Common      318,808       1.69%
     Lawrence J. Melody (3)(5)................  Common       10,796         *
     Walter V. Stafford (5)...................  Common       62,576         *
     Peter V. Ueberroth (3)...................  Common       14,167         *
     Ray E. Uttenhove (5)(10).................  Common        3,559         *
     W. Brett White (3).......................  Common       13,538         *
     Gary L. Wilson (3).......................  Common        4,167         *
     Raymond E. Wirta (3).....................  Common      526,589       2.71%
     All directors and executive officers as a
      group (27 persons) (11).................  Common    7,075,218      35.94%

--------
 * Less than 1%.

(1) Based upon Amendment No. 1 to Schedule 13G dated February 10, 1998. The Capital Group Companies, Inc. is a parent holding company of a group of investment companies that hold investment power and, in some cases, voting power over the securities represented herein. The investment management companies, which include a "bank" as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 (the "Act") and several investment advisers registered under Section 203 of the Investment Advisers Act of 1940, provide investment advisory and management services for their respective clients which include registered investment companies and institutional accounts. The Capital Group Companies, Inc. does not have investment power or voting power over any of the securities represented herein; however, The Capital Group Companies, Inc. may be deemed to "beneficially own" such securities by virtue of Rule 13d-3 under the Act.

 (2) Based upon a Schedule 13D dated August 28, 1997. Includes 3,278,448 shares of Common Stock, and does not include 351,585 warrants to purchase Common Stock, held by FS Equity Partners III, L.P., of which FS Capital Partners, L.P. is the general partner. Bradford M. Freeman, a Company Director, is a stockholder of FS Holdings, Inc., the general partner of FS Capital Partners, L.P. Also includes 124,015 shares of Common Stock, but not 13,299 warrants, held by FS Equity Partners International, L.P., of which FS&Co. International, L.P. is the general partner. Mr. Freeman is a stockholder of FS International Holdings Limited, the general partner of FS&Co. International, L.P. Mr. Freeman has shared investment power over the securities and disclaims ownership of the shares and warrants except to the extent of his pecuniary interest.

 (3) Represents number of shares of Common Stock which the named individual beneficially owns as well as those which the individual has options to acquire that are exercisable on or before May 30, 1998, which options have not been exercised. The respective numbers shown in the table include the following number of option shares for the following individuals: Anderson--4,235; Beban--67,500; Blum--4,167; Clotfelter-- 5,000; D'Aniello--4,235 (options issued to the Carlyle Group, L.P.); Didion--152,419; Haeckel--8,000; Jones--35,000; Kallis--40,000; Koll--
     308,213; Malek--5,934; Melody--10,588; Ueberroth--4,167; Wirta--521,589
     (options include an option to purchase 521,589 shares of Common Stock from The Koll Holding Company); and Wilson--4,167.
 (4) Includes 461,000 shares held by BK Capital Partners I, L.P., BK Capital Partners II, L.P., BK Capital Partners IV, L.P., Stinson Capital Partners, L.P. and Stinson Capital Partners II, L.P. for which Richard C. Blum & Associates, L.P. is the general partner and a managed account of which Richard C. Blum & Associates, L.P. is investment manager. Mr. Blum is a controlling person and Chairman of Richard C. Blum & Associates, Inc., the general partner of Richard C. Blum & Associates, L.P. and he is also a limited partner of Richard C. Blum & Associates, L.P. Mr. Blum disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
 (5) Does not include shares of Common Stock issued in the name of the Company in respect of Common Stock units credited to the following persons in the following amounts under the Company's Deferred Compensation Plan but which are not beneficially owned by such persons: Clotfelter--1,895; Didion--121,970; Kallis--10,991; Melody--982; Stafford--13,805; and
     Uttenhove--598. The foregoing amounts do not include any Common Stock units credited in respect of the deferred portion, if any, of bonuses payable for 1997.
 (6) Represents 4,235 shares of Common Stock subject to outstanding options issued in the name of the Carlyle Group, L.P., which, by virtue of Mr. D'Aniello's interest in the general partner of the Carlyle Group, L.P. and investment control over such securities, may be deemed to be beneficially owned by Mr. D'Aniello.
 (7) Includes 6,000 shares held by a trust for the benefit of three members of Mr. Didion's immediate family.
 (8) Includes 216,864 shares of Common Stock (but does not include 23,256 warrants) held by AP KMS II, LLC, whose sole member is Apollo Real Estate Investment Fund II, L.P., an affiliate of which employs
     Mr. Koenigsberger. Also includes 295,975 shares of Common Stock (but does not include 68,631 warrants) held by AP KMS Partners, L.P., which is the general partner of APGP KMS Partners, L.P., which is the general partner of AP KMS Acquisition Corporation, of which Mr. Koenigsberger is an officer. Mr. Koenigsberger disclaims beneficial ownership of the shares and warrants except to the extent of his pecuniary interest therein.
 (9) Represents number of shares of Common Stock held by The Koll Holding Company, which is wholly-owned by The Koll Company, which in turn is wholly-owned by The Koll Company Stock Trust, of which Mr. Koll is the trustee and co-beneficiary. Does not include 78,746 warrants to purchase Common Stock. Includes shares that are subject to the options held by Mr. Wirta (521,589 shares) and Mr. William S. Rothe (78,238 shares).
(10) Includes 103 shares for which Ms. Uttenhove shares investment and voting power with her husband.
(11) Includes 789,585 shares of Common Stock subject to outstanding options exercisable on or before May 30, 1998 (not including Mr. Wirta's option to purchase 521,589 shares, and Mr. Rothe's option to purchase 78,288 shares, from The Koll Holding Company).

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  The Board of Directors held five meetings during calendar year 1997. Mr. Kohri was absent from two of the Board of Directors meetings.

  The Executive Committee is composed of five members and met five times in 1997. The members of the Executive Committee are Messrs. Didion, Beban, Wirta, Haeckel and Stafford, however, only three members of such Committee vote, Messrs. Didion, Beban and Wirta. The Executive Committee acts on behalf of the Board of Directors when the Board of Directors is not in session.

  The Compensation Committee is composed of four members and met two times in 1997. The members of the Compensation Committee are Messrs. Blum, Freeman, Koll and Ueberroth. The Compensation Committee is authorized to determine the salaries of the Company's Chairman and Chief Executive Officer and, upon the recommendation of the Chief Executive Officer, the salaries and incentive compensation of the President and Chief Financial Officer. The Compensation Committee also authorizes the adoption of employee benefit plans (other than plans which involve more than 250,000 shares of Common Stock) and makes grants of stock options, restricted stock awards and all other stock related incentive compensation awards to employees and directors pursuant to plans adopted by the Company. Outside directors compromise all of the members of the Compensation Committee.

  The Audit Committee is composed of three members and met two times in 1997. The members of the Audit Committee are Messrs. Anderson, D'Aniello, and Leach, who are outside directors of the Company. The purpose of the Audit Committee is to recommend a firm of independent public accountants to be appointed by the Board of Directors subject to stockholder ratification, review the Company's annual consolidated financial statements and consult with the representatives of the independent public accountants and the Chief Financial Officer and Principal Accounting Officer with regard to the adequacy of internal controls.

  The Acquisition/Investment Committee is composed of five members and met two times in 1997. The members of the Acquisition/Investment Committee are Messrs. Blum, Didion, Malek, Ueberroth and Wilson. The purpose of the Acquisition/Investment Committee is to authorize the undertaking by the Company of definitive negotiations with respect to any acquisition or investment that contemplates the issuance of any class of the Company's stock up to $25 million or the aggregate cost of which is likely to exceed $10 million but not more than $25 million. Acquisitions with a cost of over $25 million require approval of the Board of Directors. Cost includes the purchase price of the acquisition plus any long-term indebtedness assumed.

  The Corporate Governance Committee is composed of three members and met one time in 1997. The members of the Corporate Governance Committee are Messrs. Anderson, Leach and Malek. The purpose of the Corporate Governance Committee is to oversee matters related to corporate governance, including the process of nominating directors for election, and to nominate directors for election. The Corporate Governance Committee considers nominees recommended by stockholders and recommends nominees to the Board of Directors. The Corporate Governance Committee has not yet established procedures for stockholders to follow in submitting recommendations.

  Mr. Kohri attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors during fiscal 1997. Mr. Kohri did not serve on any committee during fiscal 1997.

DIRECTORS FEES

  Each of the Directors of the Company who is not also an executive officer is entitled to receive a fee of $2,500 for attendance at each meeting of the Board of Directors, $2,500 for attendance at each meeting of a board committee which does not coincide with a Board of Directors meeting and an annual retainer of $15,000. No Director received compensation from the Company for services as a Director in 1997 in excess of $27,500. Non-employee Directors are reimbursed for their expenses for each meeting attended.

EXECUTIVE COMPENSATION

  SUMMARY COMPENSATION TABLE. The following table sets forth information concerning the compensation of the Company's Chief Executive Officer and the Company's four most highly compensated executive officers for the three years ended December 31, 1997.

                                            ANNUAL COMPENSATION           LONG TERM COMPENSATION
                                     ------------------------------------ ----------------------
                                                                                          SECURITIES
                                                               OTHER      RESTRICTED      UNDERLYING
                                                              ANNUAL         STOCK           STOCK        ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR     SALARY  BONUS(1)    COMPENSATION(2)   AWARDS          OPTIONS    COMPENSATION(3)
---------------------------  ----    -------- --------    --------------- -----------     -----------  ---------------
James J. Didion              1997    $500,000 $800,000       $131,718              --         200,000      $1,846
Chairman of the Board        1996     400,000  574,678         58,224             (4)             --        1,262
and Chief Executive          1995     390,000  279,160         51,212              --             --        1,520
 Officer

Gary J. Beban                1997    $325,000 $739,273            --               --          60,000      $1,846
President                    1996     325,000  503,156            --              (4)             --        1,262
                             1995     300,000  190,527            --               --             --        1,520

Walter V. Stafford           1997    $300,000 $502,591       $ 60,395              --             --          --
Senior Executive Vice        1996     300,000  359,798            --              (4)             --          --
 President                   1995(5)  114,646  116,998            --       $   167,000(6)         --          --
and General Counsel

John C. Haeckel              1997(7) $206,250 $450,749(8)         --              (9)          40,000         --
Senior Executive Vice        1996         --       --             --               --             --          --
 President and Chief         1995         --       --             --               --             --          --
 Financial Officer

Thaddeus W. Jones            1997    $220,000 $428,798            --               --             --          --
Senior Executive Vice        1996     210,000  309,826            --               --             --          --
 President                   1995     210,000  173,079            --               --             --          --

--------
(1) Bonus for each year is paid in the first quarter of the following year.
(2) (a) With respect to bonuses payable for 1995, under the Company's Deferred Compensation Plan, an individual who elected to defer any of such bonus for investment in shares of Common Stock was credited with such shares based on the appraised value of the shares at the time the election to defer was made. The amount shown represents the difference between the aggregate appraised value of such shares at the time the bonus was paid and the aggregate appraised value of such shares at the time the election to defer was made. The amount shown relates to the bonus payable in the first quarter of the following year.
    (b) With respect to Other Annual Compensation paid in 1996 and 1997, the amounts listed include $12,000 automobile allowance and the interest accrued in 1996 and forgiven in 1997, and the interest accrued in 1997 and forgiven in 1998, under the promissory notes delivered by Messrs. Didion and Stafford pursuant to the Company's Equity Incentive Plan (See note 4).
(3) Consists of each individual's allocable share of profit sharing contributions in the form of shares of Common Stock made by the Company to the Company's Cap Plan, based on the value of the stock at the time of contribution based on the appraised or market value of Common Stock.
(4) Pursuant to the Company's Equity Incentive Plan in 1996 shares of Common Stock were purchased by such individual for a purchase price of $10 per share (the appraised value of the Common Stock at the time of such purchase), which was paid by delivery of a full recourse promissory note. The notes bear interest at the rate of 6.84% per annum which may be forgiven if the executive's performance produces a high enough level of bonus (approximately $7,500 in interest is forgiven for each $10,000 bonus). The aggregate number and value of such shares held by the individuals named above as of December 31, 1997 and net of the purchase price of such shares was as follows: Mr. Didion--175,027 ($3,883,412); Mr. Beban--53,910 ($1,196,128); and Mr. Stafford--58,369 ($1,295,062). The
    shares vest at the rate of 5 percent per quarter commencing December 31, 1995. As a result of bonuses paid in 1997 and in 1998, all interests on the various promissory notes for 1996 and 1997, respectively, were forgiven.
(5) Mr. Stafford's employment by the Company commenced in July 1995.
(6) Represents the appraised value of a restricted stock award at the date of grant. The aggregate number of shares and value of restricted stock (excluding stock issued pursuant to the Company's Equity Incentive Plan) held by Mr. Stafford as of December 31 ,1997 was 13,750 shares having a then current market value of $442,578. The shares awarded to Mr. Stafford vest at the rate of 20 percent per year. The holders of shares of restricted stock are entitled to receive dividends on such shares to the extent dividends are paid on the Common Stock.

(7) Mr. Haeckel's employment by the Company commenced in April 1997.

(8) Includes a bonus of $75,000 paid in the second quarter of 1997. A pro rata portion is repayable to the Company if Mr. Haeckel resigns or is terminated for cause prior to April 1, 1998.

(9) Pursuant to the Company's Equity Incentive Plan, Mr. Haeckel purchased 35,000 shares of Common Stock for a purchase price of $23.50 per share (the market value of the Common Stock at the time of such purchase), which was paid by delivery of a full recourse promissory note. The note bears interest at a rate of 6.8% per annum which may be forgiven if the executive's performance produces a high enough level of bonus (approximately $7,500 in interest is forgiven for each $10,000 bonus). Mr. Haeckel held a total of 35,000 shares as of December 31, 1997, valued at $304,063, net of purchase price of the shares.

  At a meeting of the Board of Directors held on May 20, 1997, the Board of Directors authorized the Compensation Committee to negotiate an employment agreement containing a compensation program for Mr. Didion effective January 1, 1997 which includes (i) a salary increase of $100,000 to $500,000, (ii) an annual bonus of between 0 and 200% of salary based upon the Company's achieving the EBITDA target designated by the Compensation Committee which for 1997 was $68.1 million (with the bonus subject to a reduction of up to 25% based upon an individual performance assessment by the Compensation Committee) and (iii) an option grant for 200,000 shares of Common Stock at their fair market value on the day of grant. Subsequent to such board meeting, the Compensation Committee granted Mr. Didion a stock option for 200,000 shares which vests at the rate of approximately 3.23% per month. The option price is $21.50, the fair value on the date of grant. On May 23, 1997, the Company and Mr. Didion entered into an employment agreement containing the compensation program described above. In addition, the employment agreement provides that if Mr. Didion is terminated without cause, his 200,000 share stock option fully vests and he is entitled to a lump sum payment equal to approximately
2.7 times his annual salary. If such a termination occurs during the twelve month period following a change of control of the Company, the severance amount is subject to reduction for any amounts Mr. Didion earns for services rendered to the Company during the two years following such termination and also is subject to reduction to the level necessary to avoid the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code").

  OPTION GRANTS TABLE. The following table sets forth information concerning grants of stock options during the year ended December 31, 1997 to the persons named in the preceding table.

                                                                   POTENTIAL REALIZABLE
                                   PERCENTAGE                        VALUE AT ASSUMED
                                    OF TOTAL                       ANNUAL RATES OF STOCK
                      NUMBER OF     OPTIONS                         PRICE APPRECIATION
                      SECURITIES   GRANTED TO EXERCISE                FOR OPTION TERM
                      UNDERLYING   EMPLOYEES    PRICE   EXPIRATION ---------------------
   NAME             OPTION GRANTED  IN 1997   PER SHARE    DATE      5% ($)    10% ($)
   ----             -------------- ---------- --------- ---------- ---------- ----------
   James J. Didion     200,000(1)    11.16%    $21.50    5/21/07   $2,704,247 $6,853,093
   Gary J. Beban        60,000(2)     3.35%    $31.00    9/22/07   $1,169,744 $2,964,361
   John C. Haeckel      40,000(3)     2.23%    $23.75    3/30/07   $  597,450 $1,514,055

--------
(1) 3.22581% of the options granted may be exercised on each one-month anniversary beginning June 22, 1997.
(2) One-fifth of the options granted may be exercised on each of September 30, 1998, 1999, 2000, 2001 and 2002.

(3) 5% of the options granted may be exercised at the end of each calendar quarter beginning June 30, 1997.

  AGGREGATED OPTIONS TABLE. The following table sets forth information concerning unexercised options held as of December 31, 1997 by the persons named in the table under "Summary Compensation Table" above. As of February 28, 1998, no options have been exercised by any of such persons.

                             NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                            UNDERLYING UNEXERCISED                  IN-THE-MONEY
                         OPTIONS AT DECEMBER 31, 1997       OPTIONS AT DECEMBER 31, 1997
                         --------------------------------   -------------------------------
       NAME               EXERCISABLE      UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
       ----              --------------   ---------------   --------------  ---------------
     James J. Didion              120,161           154,839 $    2,146,721       $1,654,842
     Gary J. Beban                 67,500            62,500 $    1,497,656   $      126,719
     Walter V. Stafford           -- 0 --           -- 0 --            --               --
     John C. Haeckel                8,000            32,000 $       67,500   $      270,000
     Thaddeus W. Jones             35,000             5,000 $      776,563   $      110,938

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS. The members of the Compensation Committee of the Board of Directors, who are appointed by the Board of Directors, are Messrs. Blum, Freeman, Koll and Ueberroth.

  COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.

  The Company's policies relating to compensation of its executive officers and other senior executives are intended to provide incentives to attract, retain and reward executives in order to enhance the Company's profitability and performance. This goal is achieved in part by materially linking each individual executive's compensation with the results achieved by such executive.

  Compensation of each of the named executive officers as well as other senior executives consists of a base salary and annual incentive compensation. Base salaries are generally below competitive levels as the Company relies significantly on annual and longer term incentive compensation to attract, retain and motivate senior managers.

  Annual incentive compensation, which generally is paid in cash, is tied to the Company's financial performance and the results achieved by each individual executive in the preceding fiscal year. The annual incentive compensation actually paid to each executive is based on the Company's level of financial performance and the executive's achievement of individual performance goals established at the beginning of the year. Performance goals range from specific financial goals (such as sales growth, margin improvement or cost reductions) to strategic goals (such as increased market share, new product development and innovation and cross-selling) to management goals (such as productivity and quality improvement and personnel matters). Specific weighting is assigned to each identified goal. At the end of the year, performance of these goals is determined on an arithmetic scale with the pre-established weighting.

  The Chief Executive Officer's annual incentive compensation, like that of other executives, is tied to the Company's financial performance and the results achieved by the Chief Executive Officer as evaluated by the Compensation Committee. The Chief Executive Officer's annual incentive compensation for 1997 was based on the significant improvement in the Company's operating results in 1997 over 1996. Income before interest, taxes, depreciation and amortization increased to $90.1 million from $62.0 million in 1996. The Chief Executive Officer's annual incentive compensation is dependent upon achieving an EBITDA target agreed upon for each year as follows:

           PERCENTAGE OF   INCENTIVE AS
           EBITDA TARGET   A PERCENTAGE
             ACHIEVED       OF SALARY
           -------------   ------------
           Less than 90%         0
             90%                25%
            100%                75%
            110%               100%
            120%               125%
            130%               150%
            140%               200%

  The Chief Executive Officer's annual incentive for any year may be reduced by the Compensation Committee by up to 25% if he fails to meet specific personal goals established by the Committee for that year.

  Executive officers and other senior officers are also provided longer term incentive compensation through grants of restricted stock awards and stock options which vest over time. The Compensation Committee believes that stock option grants provide an incentive to senior management to view the Company from the perspective of equity shareholders because such options provide value to the recipient only when the value of the Company's stock increases above the grant price of the options. Grants of restricted stock provide a similar incentive. In determining the grants of and recommendations of grants of restricted stock and stock options to individual executives (other than to the Chief Executive Officer), the Chief Executive Officer considers, among other things, the level of responsibility and contribution and anticipated performance requirements of each individual. During 1997, the Compensation Committee commissioned a study by an independent third party as to whether the level of long-term incentive compensation provided to executive officers was adequate and competitive. The study concluded that generally the levels were correct but that two officers were well below appropriate levels. Each was granted a 60,000 share option at market value.

  In 1996 the Compensation Committee of the Board of Directors adopted the 1996 Equity Incentive Plan (the "Equity Incentive Plan") and the Board of Directors reserved 550,000 shares of Common Stock for issuance thereunder. The purpose of the plan is to offer selected senior executives an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, by purchasing shares of the Company's Common Stock. In 1996, an aggregate of 510,906 shares were sold to senior executives for a purchase price equal to $10 per share, and in 1997, 35,000 shares were sold to a senior executive for a purchase price of $23.50. See Note 4 to "Executive Compensation--Summary Compensation Table" above.

  In 1993 the Code was amended to eliminate the deduction for compensation in excess of $1 million per year paid to the chief executive officer and the four top-paid executive officers of public reporting companies. The Company currently does not intend to limit compensation to its executive officers because of limits on deductions under the Code.

  The Compensation Committee believes that its actions are, and have been, consistent with the Company's policies as noted above and in the best interests of the Company's stockholders.

  The foregoing report has been furnished by Messrs. Blum, Freeman, Koll, and Ueberroth. The Compensation Committee is appointed by the Board of Directors and consists of outside, independent directors.

  STOCK PERFORMANCE GRAPH. Set forth below is a graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total stockholder return of (i) the NASDAQ Market Index; (ii) the NYSE Market Index (the Company moved to, and commenced trading on, the New York Stock Exchange on November 7, 1997); and (iii) a peer group index consisting of the common stock of Grubb & Ellis Co., a commercial real estate brokerage company traded on the New York Stock Exchange, for the period from December 31, 1992 through December 31, 1997. Cumulative total stockholder return consists of change in stock price and cumulative dividends, assuming dividend reinvestment. The amount used for the stock price of the Company's Common Stock for periods prior to November 26, 1996 (when the Common Stock commenced trading on The Nasdaq National Market) is the appraised value for purposes of the Company's Capital Accumulation Plan of the Company's Class B-2 Common Stock (which converted into Common Stock on a one-for-one basis on December 2, 1996). The appraised value reflected a discount applied by the outside appraisal firm due to the Company's stock not being publicly traded and being subject to numerous restrictions on transfer. The comparisons in this table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's stock.
                       [PERFORMANCE GRAPH APPEARS HERE]

                                                       NYSE       NASDAQ
Measurement Period         CB COMMERCIAL    PEER       MARKET     MARKET
(Fiscal Year Covered)      REAL ESTATE      GROUP      INDEX      INDEX
-----------------------    -------------    -------    -------    -------
Measurement Pt-FYE 1992    $100.00          $100.00    $100.00    $100.00
FYE 1993                   $108.33          $ 62.50    $113.54    $119.95
FYE 1994                   $139.17          $ 40.00    $111.33    $125.94
FYE 1995                   $165.67          $ 40.00    $144.36    $163.35
FYE 1996                   $333.33          $ 90.00    $173.90    $202.99
FYE 1997                   $536.50          $273.75    $228.78    $248.30

MANAGEMENT

  The following persons are executive officers in addition to the executive officers included under "Directors and Nominees for Directors." All executive officers hold their office at the pleasure of the Board of Directors:

  John C. Haeckel, age 39. On April 1, 1997, Mr. Haeckel joined the Company as Chief Financial Officer and Senior Executive Vice President. From January 1996 to March 1997, Mr. Haeckel was President of Perdix Group, LLC, a management consulting firm that he founded. From October 1993 to November 1995, he was Chief Financial Officer and from April 1994 to November 1995 he was Executive Vice President of Broadway Stores, Inc. From 1987 to 1994 he was a General Partner and from 1984 to 1986 he was an Associate with Chilmark Partners, a merchant banking firm. Mr. Haeckel holds a B.A. degree and a Masters of Business and Public Management degree from Rice University.

  Thaddeus W. Jones, age 55. Mr. Jones has been Senior Executive Vice President of the Company since April 1994. Mr. Jones served as Senior Executive Director of CBC/Madison Advisory Group from April 1994 to April 1997, after having served as Executive Director of CBC/Madison Advisory Group from 1992 to 1994. From 1986 to 1992 Mr. Jones was President of CB Commercial Realty Advisors and from 1984 to 1986 he was a Senior Vice President, after having served in various management positions in the Company's brokerage business. Mr. Jones rejoined CB Commercial in 1982 after leaving in 1979. Mr. Jones holds a B.S. degree from the University of California, Los Angeles.

  Ronald J. Platisha, age 51. Mr. Platisha has been the Company's Executive Vice President and Principal Accounting Officer since 1992. Mr. Platisha was promoted to Senior Vice President in 1991, after service as First Vice President and Controller from 1982 to 1991. Mr. Platisha joined the Company in 1976. Mr. Platisha holds a B.S. degree from California State University, Long Beach.

  William S. Rothe, age 52. Mr. Rothe has been Senior Executive Vice President of the Company since August 1997. Mr. Rothe was President of Koll Real Estate Services from November 1994 to August 1997. He also served as Chief Operating Officer of Koll Management Services, Inc. from May 1991 to August 1997, as President of Koll Management Services, Inc. from May 1991 to November 1995, as Chief Financial Officer of Koll Management Services, Inc. from December 1993 to April 1995 and as a director of Koll Management Services, Inc. from May 1991 to November 1994. From 1985 to 1991, Mr. Rothe held various management positions with Koll Real Estate Services. Mr. Rothe is a Certified Property Manager and holds a Bachelor of Arts Degree from Hanover College, a Master's Degree in Business Economics from The Claremont Graduate School and a law degree from the University of San Francisco.

  Walter V. Stafford, age 57. Mr. Stafford has served as Senior Executive Vice President and General Counsel of the Company since 1995. Mr. Stafford was a partner at the law firm Pillsbury Madison & Sutro LLP from 1988 to 1995 and from 1973 to 1982. From 1982 to 1988 he was Senior Vice President and General Counsel at Diasonics, Inc., a medical device manufacturer, and from 1982 to 1994 he was a director of that company. Mr. Stafford holds a B.A. degree from the University of California, Berkeley and an L.L.B. degree from Boalt Hall.

  Jana L. Turner, age 42. Ms. Turner has been the Company's President-- Institutional Management Services since February 1998, after service as Executive Vice President and Manager of the Western Division of CB Commercial from August 1997 to February 1998. Prior to joining the Company in August 1997, Ms. Turner was President--Pacific Southwest Region of Koll Real Estate Services and, prior to joining Koll Real Estate Services in 1990, Ms. Turner was a Senior Vice President of Leasing of IDM Corp. Ms. Turner is a Certified Property Manager and a Certified Commercial Investment Member candidate and holds a B.A. degree from Northern Arizona University.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  On May 23, 1997, the Company and Mr. Didion entered into an employment agreement which provides for (i) an annual salary of $500,000, (ii) an annual bonus of between 0 and 200% of such salary based on the Company's achieving the EBITDA target designated by the Compensation Committee, which for 1997 was $68.1 million (with the bonus subject to a reduction of up to 25% based upon an individual performance assessment by the Compensation Committee) and (iii) an option grant for 200,000 shares of the Common Stock at an exercise price of $21.50 (the fair market value on the date of grant), which vests at the rate of approximately 3.23% per month. In addition, the employment agreement provides that if Mr. Didion is terminated without cause, his 200,000 share stock option fully vests and he is entitled to a lump sum payment equal to approximately 2.7 times his annual salary. If such a termination occurs during the twelve month period following a change of control of the Company, the severance amount is subject to reduction for any amounts Mr. Didion earns for services rendered to the Company during the two year period following such termination and also is subject to reduction to the level necessary to avoid the excise tax imposed by Section 4999 of the Code.

  In February 1995 the Company retained the law firm of McDermott, Will & Emery, to which Mr. Anderson is counsel, to provide services to the Company consisting of legal counsel in connection with the Company's activities with certain Federal agencies.

  The Company's management has discussed the possibility of retaining Mr. Anderson on a consulting basis relating to government services outsourcing.

  In connection with the Company's acquisition of Koll Real Estate Services through a merger on August 28, 1997, the Company entered into an employment agreement, dated May 14, 1997, with Mr. Rothe (the "Rothe Employment Agreement"), and into a consulting agreement, dated July 16, 1997, with Mr. Koll (the "Koll Consulting Agreement"), both which became effective as of August 28, 1997. Pursuant to the Rothe Employment Agreement, the Company agreed to employ Mr. Rothe as Senior Executive Vice President of the Company. Pursuant to such employment agreement, Mr. Rothe is entitled to receive (i) a base annual salary in the amount of $325,000 which will be reviewed from time to time by the Company but will not be made less than $325,000, (ii) participation in an annual incentive compensation program which may entitle him to an annual bonus equal to, less than or greater than one hundred percent of his salary (with a $175,000 guaranteed bonus during the first year of the employment agreement) and (iii) a grant of a ten year stock option for 100,000 shares of Common Stock at an exercise price of $22.75 per share. The option vests as to one-third of the shares on August 28, 2000, as to two-thirds on August 28, 2001, and as to all of the shares on August 28, 2002. Upon any termination of employment, Mr. Rothe will forfeit all unvested shares. Mr. Rothe's employment agreement has a term of two years. In addition options on identical terms to Mr. Rothe's were granted to Mr. Wirta (100,000 shares) and to Mr. Richard S. Abraham (50,000 shares) in connection with their retention as employees of the Company. Mr. Abraham has resigned from the Company effective March 31, 1998 and has forfeited such option.

  Pursuant to the Koll Consulting Agreement, Mr. Koll agreed to serve as a consultant to the Company as an independent contractor. Mr. Koll is entitled to receive (i) a base salary of $12,500 per month and (ii) the grant of a stock option to purchase 250,000 shares of Common Stock for an exercise price of $36.75 per share which is fully vested but will terminate one year after such consulting agreement is terminated. The Koll Consulting Agreement has a term of one year which began on August 28, 1997.

  In January 1998, the Company repurchased all of the 4,000,000 shares of Preferred Stock of the Company then outstanding, of which Kajima U.S.A., Inc. owned 1,000,000 shares of Series A-1 Preferred Stock and S.R.E.S.--Fifth Avenue, Inc. owned 1,000,000 shares of Series A-2 Preferred Stock. Mr. Hoshino is Chief Operating Officer, Executive Vice President and a Director of Kajima U.S.A., Inc. and Mr. Kohri is Secretary of S.R.E.S.--Fifth Avenue, Inc.

  Pursuant to the Company's Equity Incentive Plan, a restricted stock purchase plan, in 1996 shares of Common Stock were purchased by the executive officers and Directors named below for a purchase price of

$10 per share (the appraised value of the Common Stock at the time of such purchase), which was paid by delivery of a full recourse promissory note. The notes bear interest at the rate of 6.84% per annum which may be forgiven if the executive's performance produces a high enough level of bonus (approximately $7,500 in interest is forgiven for each $10,000 bonus). The aggregate number and value of such shares held by the individuals named above as of December 31, 1997 and net of the purchase price of such shares was as follows: Mr. Didion--175,027 ($3,883,412); Mr. Beban--53,910 ($1,196,128); Mr.
Stafford--58,369 ($1,295,062); Mr. Kallis--42,750 ($948,516); and Mr.
Sandstad--44,586 ($989,252). The shares vest at the rate of 5 percent per quarter commencing December 31, 1995. As a result of bonuses paid in 1998 for 1997, all interests on the various promissory notes for 1997 were forgiven. In 1997, Mr. Haeckel purchased 35,000 shares of Common Stock for a purchase price of $23.50 per share (the market value of the Common Stock on the date of the purchase), which was paid by the delivery of a promissory note. The note bears interest at a rate of 6.8% per annum, which may be forgiven as previously described. As of December 31, 1997, Mr. Haeckel held 35,000 shares valued at, net of purchase price, $304,063. The shares vest at a rate of 5% per quarter commencing June 30, 1997. As a result of the bonus paid in 1998, interest on the promissory note for 1997 was forgiven.

  Richard C. Blum & Associates, L.P., of which Mr. Blum is President, proposed to enter into a joint venture with the Company and Westmark Realty Advisors L.L.C., a wholly-owned subsidiary of the Company, to propose to acquire the assets or stock of Triad Park, L.L.C. Richard C. Blum & Associates, L.P. and Westmark Realty Advisors L.L.C. recently agreed not to proceed with the proposed joint venture.

  The Company and CB Commercial have entered into Indemnity Agreements with each of their present directors, some of whom are also officers of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 and the regulations of the Securities and Exchange Commission (the "Commission") thereunder require the Company's executive officers and directors to file reports of ownership and changes in ownership of the Company's securities with the Commission and to furnish the Company with copies of all such reports they file. Based on its review of such reports received by it and written representations from certain reporting persons, the Company believes that during 1997 all filing requirements applicable to its executive officers and directors were met except as follows. With respect to sales of shares of Common Stock owned by the Carlyle Group, L.P., Mr. D'Aniello filed the Form 4 reporting such sales after the applicable deadline. With respect to sales of shares of Common Stock owned by AP KMS Partners, L.P., Mr. Koenigsberger failed to file the Form 4 reporting such sales.

                                PROPOSAL NO. 2

                       AMENDMENT TO THE COMPANY'S FOURTH
                     RESTATED CERTIFICATE OF INCORPORATION

  The Board of Directors is soliciting the approval of its stockholders to change the Company's name from "CB Commercial Real Estate Services Group, Inc." to "CB Richard Ellis Services, Inc." and to amend and restate the Company's Fourth Restated Certificate of Incorporation (the "Existing Certificate") to provide for such name change in substantially the form set forth in the Fifth Restated Certificate of Incorporation attached hereto as Exhibit A. This name change reflects the combination of the Company's current name and Richard Ellis, pursuant to the anticipated acquisition of all or substantially all of the outstanding shares of stock of REI Ltd., which operates under the name of "Richard Ellis" (outside of the United Kingdom). Such name change would give the Company name recognition globally.

REQUIRED VOTE

  The ratification of the amendment of the Existing Certificate as described above requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

                                PROPOSAL NO. 3

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

  The Board of Directors has appointed the firm of Arthur Andersen LLP, Certified Public Accountants ("AA"), who examined the Company's consolidated financial statements for calendar year 1997, as independent accountants to examine the consolidated financial statements of the Company for calendar year 1998. The selection is being presented to the stockholders for ratification at this meeting. If the stockholders do not ratify the employment of AA, the selection of independent accountants will be reconsidered by the Board of Directors. Representatives from the firm of AA will be present at the Annual Meeting. They will be provided the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                                 OTHER MATTERS

  Management knows of no other business to be presented at the meeting. If other matters do properly come before the meeting, persons acting pursuant to the proxy will vote on them in their discretion.

  Proposals to be submitted for the 1999 Annual Meeting of Stockholders must be received by the Company no later than December 1, 1998.

ANNUAL REPORT

  The 1997 Annual Report to Stockholders, including consolidated financial statements for the fiscal year ended December 31, 1997, which includes the Company's annual report on Form 10-K (without exhibits thereto), has been mailed with this Proxy Statement. The Company will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to Investor Relations, 533 South Fremont Avenue, Los Angeles, California 90071-1712.

INCORPORATION BY REFERENCE

  To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled "Compensation Committee Report on Executive Compensation" and "Stock Performance Graph" shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          JAMES J. DIDION
                                          Chairman of the Board
Los Angeles, California
March 31, 1998

                                   EXHIBIT A

              PROPOSED FIFTH RESTATED CERTIFICATE OF INCORPORATION
               OF CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC.

                                FIFTH RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC.

  CB Commercial Real Estate Services Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

  FIRST: The original name under which the Corporation was incorporated in the State of Delaware is CB Acquisition Corp.

  SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on March 9, 1989; the Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on March 15, 1989; the Second Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on April 17, 1989; the Third Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on September 18, 1989; and the Fourth Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on December 2, 1996.

  THIRD: The Fifth Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 245 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

  FOURTH: The Fifth Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

  IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed
by the Chief Executive Officer and the Secretary this    day of             ,
1998.

                                          CB COMMERCIAL REAL ESTATE SERVICES
                                          GROUP, INC.

                                          By
                                            ___________________________________
                                                     James J. Didion
                                                 Chief Executive Officer

ATTEST:

By
 _____________________________________
          Trude A. Tsujimoto
               Secretary

                                                                      EXHIBIT A

                                FIFTH RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC.

  FIRST: The name of the corporation is:
  -----
                        CB Richard Ellis Services, Inc.

  SECOND: The registered office of the corporation in the State of Delaware is
  ------
located at 1013 Centre Road, City of Wilmington, County of New Castle. The name of the registered agent of the corporation at such address is CSC The United States Corporation Company.

  THIRD: The purpose of the corporation is to engage in any lawful act or
  -----
activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

  FOURTH:
  ------
  A. The total number of shares of all classes of capital stock that the corporation is authorized to issue is 108,000,000, of which 8,000,000 shall be Preferred Stock ("Preferred Stock") and 100,000,000 shall be Common Stock ("Common Stock"). Both the Preferred Stock and Common Stock shall have a par value of $.01 per share.

  B. The Common Stock shall consist of a single class of 100,000,000 shares, each of which shall be identical. There shall be no cumulative voting.

  C. The Preferred Stock shall consist of a single class of 8,000,000 shares and may be issued from time to time in one or more series. The Board of Directors of the corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the Preferred Stock in one or more series, to fix the designation and number of shares thereof and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such stock and as may be permitted by the General Corporation Law of the State of Delaware. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding, plus the number of shares of such series issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the corporation) the number of shares of any series. If the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

  FIFTH: A director of the corporation shall not be liable to the corporation
  -----
or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

  SIXTH:
  -----
  A. The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans (an "Indemnitee"), against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. The corporation shall not be required to indemnify and hold harmless a person in connection with a Proceeding (or part thereof) initiated by such person unless the Proceeding (or the part thereof initiated by such person) was authorized by the Board of Directors.

  B. The right to indemnification conferred by this Article SIXTH shall be presumed to have been relied upon by the Indemnitee and shall be enforceable as a contract right. The corporation may enter into contracts to provide individual Indemnitees with specific rights of indemnification to the fullest extent permitted by applicable law and may create trust funds, grant security interests, obtain letters of credit or use other means to ensure the payment of such amounts as may be necessary to effect the rights provided in this Article SIXTH or in any such contract.

  C. Except for any Proceeding described in the last sentence of Section A of Article SIXTH, upon making a request for indemnification, the Indemnitee shall be presumed to be entitled to indemnification under this Article SIXTH and the corporation shall have the burden of proof to overcome that presumption in reaching any contrary determination. Such indemnification shall include the right to receive payment in advance of any reasonable expenses incurred by the Indemnitee in connection with any Proceeding (other than a Proceeding described in the last sentence of Section A of Article Sixth) consistent with the provisions of applicable law.

  D. Any repeal or modification of the foregoing provisions of this Article SIXTH shall not adversely affect any right or protection of any Indemnitee existing at the time of such repeal or modification.

  SEVENTH: The Board of Directors is authorized to adopt, amend or repeal the
  -------
By-laws of the corporation, without any action on the part of the stockholders, solely by the affirmative vote of at least a majority of the directors of the corporation then in office.

                 CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC.
                               COMMON STOCK PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints James J. Didion and Walter V. Stafford as proxies (each with the power to appoint his substitute and with power to act alone) of the undersigned to vote all the shares of Common Stock of CB Commercial Real Estate Services Group, Inc. (the "Company") which the undersigned would be entitled to vote as designated on the reverse side at the Annual Meeting of Stockholders of the Company, to be held on May 19, 1998, and any adjournment thereof.

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.

  If you are a participant in the Capital Accumulation Plan this proxy constitutes your authorization and direction to T. Rowe Price, the trustee of the CAP Plan, to vote all shares held in your behalf pursuant to the CAP Plan as specified herein. IF YOU FAIL
TO PROVIDE AUTHORIZATION AND DIRECTION THIS
PROXY WILL BE VOTED IN THE SAME PROPORTION AS     CB Commercial Real Estate
SHARES OF COMMON STOCK FOR WHICH THE              Services Group, Inc.
TRUSTEE DID RECEIVE DIRECTIONS FOR PROPOSALS 1,   P.O. Box 11277
2, 3 AND 4.                                       New York, N.Y.  10203-0277



                          (Continued, and to be dated and signed, on other side)

1.   To Elect Directors-Thirteen

 FOR all nominees   [_]    WITHHOLD AUTHORITY to        [_]    EXCEPTIONS   [_]
 listed below              vote for all nominees listed
                           below

   Nominees: Stanton D. Anderson, Gary J. Beban, Richard C. Blum, James J. Didion, Bradford M. Freeman, Donald M. Koll, Paul C. Leach, Frederic V. Malek, Peter V. Ueberroth, Ray Elizabeth Uttenhove, Gary L. Wilson, W. Brett White, Raymond E. Wirta.

   (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTION" BOX AND STRIKE A LINE THROUGH THAT NOMINEE'S NAME.)

2. To approve the change of the Company's name and the amendment and restatement of the Company's Certificate of Incorporation.


             FOR   [_]    AGAINST   [_]    ABSTAIN   [_]


3. To ratify the appointment of Arthur Andersen LLP as the Independent Accountants for the Company.


             FOR   [_]    AGAINST   [_]     ABSTAIN   [_]

4. To consider and act upon such other matters as may properly come before the meeting.

             FOR   [_]    AGAINST   [_]     ABSTAIN   [_]

                                                  Change of Address and
                                                  or Comments Mark Here  [_]


                                Please sign exactly as name(s) appear on the proxy. If signing for estates, trusts or corporations, your title and capacity should be stated. If shares are held jointly, each holder should sign.

                                Dated ___________________________________, 1998

                                _____________________________________________
                                Signature
                                _____________________________________________
                                Signature if held jointly

PLEASE MARK, SIGN, DATE AND                   Votes must be indicated    [_]
RETURN THE PROXY CARD PROMPTLY                (X) in Black or Blue ink.
USING THE ENCLOSED ENVELOPE.